INVISTA
Capital Management, Inc.
Ralph Kosmicke President



MEMORANDUM


January 26, 1995


TO:       Lisa M. Smith, Manager - Administrative Systems
          Invista Capital Management, Inc.

FROM:     Ralph Kosmicke, President
          Invista Capital Management, Inc.

RE:       Schedule 13G Filings

This is to confirm that Invista Capital Management, Inc.
authorizes you, Lisa M. Smith, to act as its representative in signing Schedule 13Gs that are filed with the Securities and Exchange Commission on behalf of Invista.

This authorization shall remain in effect until further notice.

I understand and agree that this authorization will be filed as an exhibit, where necessary, to any Schedule 13G Invista files with the Securities and Exchange Commission.





 /s/ Ralph Kosmicke
Ralph Kosmicke
President




1500 Hub Tower/699 Walnut/Des Moines, Iowa 50309/(515)247-6582

                   Looking ahead of the marketSM